                                                                    EXHIBIT 12.1



             Historical Computation of Earnings to Fixed Charges
           For the Years Ended September 30, 1992, 1993, 1994, 1995


                                    1992      1993       1994         1995
                                   ------     ------     ------      ------
Earnings:
   Earnings (loss) before
      income taxes             $ (132.5)   $ (70.0)    $ (84.0)    $ 110.0
   Capitalized interest            (0.5)      (0.5)       (0.9)       (2.3)
   Fixed charges                  114.3       72.1        84.8        92.3
                                  -----      -----       -----       -----
      Total                    $  (18.7)   $   1.6     $  (0.1)    $ 200.0
                                  =====      =====       =====       =====

Fixed Charges:
   Interest expense            $  110.8    $  68.2     $  80.3     $  86.1
   Rent Expense                     3.0        3.4         3.6         3.9
   Capitalized interest             0.5        0.5         0.9         2.3
      Total                       -----      -----       -----       -----
                               $  114.3    $  72.1     $  84.8     $  92.3
                                  =====      =====       =====       =====
Ratio of earnings to
   fixed charges                      -          -           -         2.2
                                  =====      =====       =====       =====

Deficit of earnings
   to fixed charges             $ 133.0    $  70.5     $  84.9           -
                                  =====      =====       =====       =====




"Earnings" consist of earnings before income taxes and fixed charges.

"Fixed Charges" consist of interest incurred, amortization of debt discount and debt issuance expense and one-third of rental expense.










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      Historical and Pro Forma Computation of Earnings to Fixed Charges
                    For the Year Ended September 30, 1996


                                             Refinancing       Pro Forma for
                          Historical         Adjustment         Refinancing
                          ----------         -----------       --------------

Earnings:
Earnings before
   income taxes           $  20.1            $ (1.2)          $  18.9
Capitalized interest         (0.8)                -              (0.8)
Fixed charges                82.9               1.2              84.1
                            -----              ----             -----
Total                     $ 102.2            $    -           $ 102.2
                            =====              ====             =====
Fixed Charges:
  Interest expense        $  78.3            $  1.2           $  79.5
  Rent expense                3.8                 -               3.8
  Capitalized interest        0.8                 -               0.8
                            -----              ----             -----
    Total                 $  82.9            $  1.2           $  84.1
                            =====              ====             =====
Ration of earnings to
  fixed charges               1.2                                 1.2
                            =====                               =====



"Earnings" consist of earnings before income taxes and fixed charges.

"Fixed Charges" consist of interest incurred, amortization of debt discount and debt issuance expense and one-third of rental expense.







(1) The pro forma computation of the ratio of earnings to fixed charges has been prepared to give effect to the issuance of $225 million of 9 3/4% Senior Notes due 2007 and the redemption of $179.7 million principal amount of the Company's 11/1/2% Senior Notes due 2001 (together with an approximately $8.9 million redemption premium) as if such transaction occured on October 1, 1995. Pro forma interest expense for the the year ended September 30, 1996 has been increased by the interest expense relating to the Notes ($22.5 million including amortization of deferred financing costs) and reduced by the interest expense relating to the Old Notes ($21.3 million including amortization of deferred financing costs).

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      Historical and Pro Forma Computation of Earnings to Fixed Charges
                   For the Nine Months Ended June 30, 1997

                                              Refinancing      Pro Forma for
                              Historical     Adjustment(1)      Refinancing
                              -----------    -------------     -------------
Earnings:
  Loss before income
    taxes                     $(79.2)         $ (0.6)            $(79.8)
  Capitalized interest          (0.7)              -               (0.7)
  Fixed charges                 63.6             0.6               64.2
                              ------          ------             ------
    Total                     $(16.3)         $    -             $(16.3)
                              ======          ======             ======

Fixed Charges:
  Interest expense            $ 60.0          $  0.6             $ 60.6
  Capitalized interest           0.7               -                0.7
  Rent expense                   2.9               -                2.9
                              ------          ------             ------
    Total                     $ 63.6          $  0.6             $ 64.2
                              ======          ======             ======

Ratio of earnings to
  fixed charges                   NM                                 NM
                              ======                             ======

Deficit of earnings
  to fixed charges            $(79.9)                            $(80.5)
                              ======                             ======



  "Earnings" consist of earnings before income taxes and fixed charges.

  "Fixed Charges" consist of interest expense, amortization of debt discount and debt issuance expense and one-third of rental expense.

(1) The pro forma computation of the ratio of earnings to fixed charges has been prepared to give effect to the issuance of $225 million of 9 3/4% Senior Notes due 2007 and the redemption of $179.7 million principal amount of the Company's 11 1/2% Senior Notes due 2001 (together with an approximately $8.9 million redemption premium) as if such transaction occurred on October 1, 1995. Pro forma interest expense for the nine months ended June 30, 1997 has been increased by the interest expense relating to the Notes ($15.7 million including amortization of deferred financing costs) and reduced by the interest expense relating to the Old Notes ($15.1 million including amortization of deferred financing costs).